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Jefferson-Pilot Corporation

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Jefferson-Pilot Corporation

100 North Greene Street
Greensboro, North Carolina 27401

Notice Of Annual Meeting And Proxy Statement

Meeting Date: May 3, 2004

Dear Shareholder:

You are cordially invited to attend our 2004 Annual Meeting of Shareholders. We will meet in Jefferson Pilot’s offices in Greensboro on Monday, May 3, 2004, at 10:00 A.M.

The attached Notice of Meeting and Proxy Statement describe the matters we will be acting on at the meeting.

The enclosed Annual Report reviews Jefferson Pilot’s activities and performance during 2003.

We believe we have sound corporate governance policies and practices, as discussed in this Proxy Statement and in the Investor Relations section of our Website, www.jpfinancial.com.

Your vote is important. I urge you to vote your shares by proxy, even if you plan to attend the meeting. This will ensure that your shares are voted. Please promptly fill out, sign and return your proxy card, or take advantage of Internet or telephone voting.

On behalf of your Board of Directors, thank you for your continued support.

Sincerely,

David A. Stonecipher

Chairman of the Board

March 26, 2004

Jefferson-Pilot Corporation

Notice of 2004 Annual Meeting of Shareholders

Date:	Monday, May 3, 2004
Time:	10:00 a.m.
Place:	Fourth Floor, Jefferson-Pilot Building
100 North Greene Street
Greensboro, North Carolina

At our Annual Meeting of Shareholders we will ask you to:

(1)	elect three persons as Class III directors, each for a term of three years;

(2)	elect one person as a Class II director, for a term of two years;

(3)	ratify the appointment of Ernst & Young LLP as independent auditors for 2004;

(4)	approve the Non-Employee Directors’ Stock Option Plan; and

(5)	transact any other business properly brought before the meeting or any adjournment of the meeting.

Our Board of Directors is not aware of any other matter to be voted on at the meeting.

You can vote if you were a shareholder of record on March 1, 2004.

Please promptly complete, date, sign and return the enclosed proxy card, or vote by Internet or telephone. You may revoke your proxy at any time before it is voted at the meeting.

On behalf of the Board of Directors,

Vice President and Secretary	March 26, 2004

Contents
Proxy Solicitation and Voting Information	3
Proposals I and II — Election of Directors	4
Stock Ownership	7
Executive Compensation	8
Audit Committee Report	16
Proposal III — Ratification of Appointment of Independent Auditors	17
Proposal IV — Approval of Non-Employee Directors’ Stock Option Plan	17
Other Information	19
Exhibit 1 — Audit Committee Charter	21
Exhibit 2 — Non-Employee Directors’ Stock Option Plan	24

Proxy Statement

Proxy Solicitation and Voting Information

Who is entitled to vote?

Shareholders of record at the close of business on March 1, 2004, the record date, may vote at the meeting. Each share of common stock is entitled to one vote on each voting matter.

What constitutes a quorum at the meeting?

A majority of the outstanding shares of common stock, represented in person or by proxy, will constitute a quorum for transacting business. On the record date, outstanding shares were 141,096,720.

How do I vote?

Our Board of Directors is soliciting the enclosed proxy. To vote, please complete, sign and date each proxy card you receive and return it in the prepaid envelope. Proxies will be voted if properly signed, received before the close of voting at the meeting and not revoked. Your shares will be voted as you specify on each voting matter. Unless you otherwise specify on the proxy, properly executed proxies that are timely received will be voted for all nominees for director, for the other proposal and in accordance with the best judgment of the proxy holders, in the interest of the Corporation, on any other matters properly brought before the meeting.

What shares are included in the proxy card?

Proxies represent shares you hold of record as a registered shareholder (that is, you hold stock certificates registered with our transfer agent in your own name or with others). They also represent full and fractional shares held under our Dividend Reinvestment Plan, under our
401(k)/TeamShare Plan for employees and career agents, and under our Agents’ Retirement Plan, where the registrations are the same. If you do not give voting instructions for your benefit plan shares, these shares will be voted in the same proportion as shares for which other participants in that plan give instructions.

Can I vote by telephone or electronically?

Yes. If you are a registered shareholder or hold such benefit plan shares, you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card.

If your shares are held in “street name,” please check your proxy voting form or contact your broker or other nominee to ask if you can vote by telephone or electronically. Brokers and other nominees can vote electronically through their depositaries.

How can I revoke my proxy?

You may revoke your proxy at any time before the voting at the meeting. To revoke it, you may (1) deliver a written notice of revocation to our corporate secretary, (2) submit a properly executed, later dated proxy or (3) vote in person at the meeting.

Who will count the vote?

Representatives of Georgeson Shareholder Communications Inc. will count the vote, and Georgeson will serve as the independent Inspector of Election.

What vote is required to approve each matter?

The nominees receiving the highest number of votes will be elected directors. Approval of any other proposal requires a majority of the votes cast by shareholders on the proposal. We count abstentions and broker non-votes for purposes of determining a quorum. We disregard abstentions, broker non-votes or failure to vote in tabulating voting results. Shareholders may not cumulate their votes.

Who pays for this proxy solicitation?

Jefferson Pilot pays the costs of soliciting proxies. We retain Georgeson Shareholder Communications Inc. to assist with the solicitation for a fee of $13,000 plus out-of-pocket expenses. We also reimburse brokerage houses and other nominees and fiduciaries for their reasonable costs for sending proxy materials to shareholders.

Will any other proposals be presented at the meeting?

No. Our By-Laws require advance written notice to our corporate secretary at least 90 days before the meeting, of any resolution to be presented at the meeting. He has not received any such notice.

What does it mean if I get more than one proxy card?

This means that your shares are registered differently and are in more than one account. Please sign and return all proxy cards to be sure that all your shares are voted. To provide better shareholder services in the future, we encourage you to have all accounts registered in the same name and address. You may do this by contacting our stock transfer agent, Wachovia, at 1-800-829-8432, or by fax to 1-704-590-7618.

Proposals I and II — Election of Directors

Our Board now has eleven serving directors, divided into three classes whose terms end in successive years. The terms of the four Class III directors expire at the 2004 annual meeting.

One of these four Directors, Dennis R. Glass, our President, was also designated our Chief Executive Officer and was elected to the Board and appointed to its Executive Committee effective March 1, 2004. He filled the Board vacancy created by the retirement of Kenneth C. Mlekush at the end of February. We thank Ken for his major contributions to our success in growing sales and earnings over the past 11 years.

Three of the four members of Class III have been nominated to serve for a new three year term that will end in 2006. One other member has been nominated to serve for a new two year term that will end in 2006, reflecting our retirement policy for directors.

If any nominee is unable or unwilling to serve as a director for any reason, which is not anticipated, proxies will be voted for the election of any substitute nominee designated by our Board of Directors or its Executive Committee. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting.

The table below presents certain information about these nominees and the other directors whose terms of office will continue after the meeting.

Nominees to serve for a three year term expiring 2007 — Class III

Dennis R. Glass age 54 Director since 2004	President and Chief Executive Officer of the Corporation since March 1, 2004; President and Chief Operating Officer from November 2001 to February 2004; Executive Vice President, Chief Financial Officer and Treasurer from 1993 to November 2001.

George W. Henderson, III age 55 Director since 1995	Former Chairman and Chief Executive Officer, Burlington Industries, Inc. (manufacturer of textile products), Greensboro, NC from 1995 to November 2003. Burlington filed for bankruptcy protection under Chapter 11 in late 2001 to transition and modify its business model in the highly competitive textile business.

Patrick S. Pittard age 58 Director since 1998	Former Chairman, President and Chief Executive Officer of Heidrick & Struggles International, Inc. (executive search firm), Atlanta, GA from 1997 to 2001.

Nominee to serve for a two year term expiring 2006 — Class II

Robert G. Greer age 69 Director since 1975	Vice Chairman, Bank of Texas, Houston, TX since October 2002; previously Chairman of the Bank of Tanglewood, N.A.

Continuing directors for the term expiring 2005 — Class I

Edwin B. Borden age 69 Director since 1991	Former President and Chief Executive Officer, The Borden Manufacturing Company (textile management company), Goldsboro, NC.

E. S. Melvin age 70 Director since 1986	President and Chief Executive Officer, The Joseph M. Bryan Foundation of Greater Greensboro, Inc. (private charitable foundation) since January 1997.

William Porter Payne age 56 Director since 1993	Partner in Gleacher Partners LLC (investment banking and asset management), Atlanta, GA since July 2000; previously Vice Chairman, PTEK Holdings, Inc. and Chairman of its subsidiary Orchestrate.Com; previously Vice Chairman of NationsBank Corporation from 1997 to 1998.

David A. Stonecipher age 62 Director since 1993	Chairman of the Board of the Corporation since May 1998; also Chief Executive Officer to February 2004 from March 1993; also President until November 2001.

Continuing directors for the term expiring 2006 — Class II

William H. Cunningham age 60 Director since 1986	Professor, The University of Texas at Austin since June 2000; formerly Chancellor, The University of Texas System; also Chief Executive Officer of IBT Technologies, Inc. from December 2000 to September 2001. IBT, an eLearning infrastructure startup company, filed Chapter 7 bankruptcy in December 2001 and was liquidated.

Elizabeth Valk Long age 53 Director since 2002	Tequesta, FL; former Executive Vice President of Time, Inc. (publishing) from 1995 to July 2001; previously publisher and then President of Time Magazine

Donald S. Russell, Jr. age 64 Director since 1977	Attorney in sole practice in Columbia, SC

(1)	Our directors are also directors of other publicly held companies and investment companies in addition to the directorships shown in the table: Mr. Borden, Mount Olive Pickle Company, Progress Energy, Inc., Ruddick Corporation and Winston Hotels, Inc.; Mr. Cunningham, Hayes Lemmerz International, Inc., Introgen Therapeutics, Inc., a number of John Hancock mutual funds, LIN TV Corp., and Southwest Airlines Co; Mr. Greer, BOK Financial Corp.; Ms. Long, The J.M. Smucker Company and Steelcase Inc.; Mr. Payne, Anheuser Busch, Inc., Cousins Properties, Inc. and Crown Crafts, Inc.; Mr. Pittard, a number of Artisan mutual funds; and Mr. Stonecipher, Bassett Furniture Industries, Inc.

What about attendance, Board governance and Board Committees?

In 2003 our Board met five times. All directors attended all meetings of the Board and of committees on which they served except for one director who missed one meeting. Directors are expected to attend each annual meeting of shareholders, and all directors attended the last annual meeting.

All members of our Audit, Compensation and Nominating/Governance Committees are independent directors as defined in our corporate governance principles and policies, the New York Stock Exchange rules and the applicable SEC rules. Each of these Committees is authorized to engage independent advisers. The Charters for these Committees are posted on our website, www.jpfinancial.com.

The board has designated William H. Cunningham as our Lead Director and an ex officio member of all board committees of which he is not a member. He presides over regularly scheduled executive sessions of the Board without inside directors or other management present and assists in setting Board agendas. See page 19 for more information about our corporate governance.

Shareholders and other parties may communicate with our Lead Director or any other director or with the non-management directors as a group by writing to: Board of Directors (or a specified director), c/o Corporate Secretary, Jefferson-Pilot Corporation, 100 N. Greene St., Greensboro, NC 27401.

Executive Committee — met four times in 2003. The members are Directors Stonecipher (Chairman), Cunningham, Henderson, Payne and Pittard and, effective March 1, 2004, Mr. Glass. This Committee may exercise all of the powers and authority of the Board, except for the power to issue stock or declare dividends and certain other powers specifically reserved by North Carolina law to the Board.

Audit Committee — met four times in 2003. The members are directors Russell (Chairman), Henderson and Long. All members of the Committee are independent directors as defined by New York Stock Exchange rules. This Committee assists our Board of Directors in oversight of (1) the integrity of the Corporation’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of our internal audit function and the independent auditors, and (4) our compliance with legal and regulatory requirements. The amended Charter of the Committee is attached as Exhibit 1.

Compensation Committee — met three times in 2003. The members are Directors Melvin (Chairman), Cunningham and Pittard. This Committee establishes our general compensation philosophy and oversees development of compensation programs, approves salaries for senior executives and determines awards for senior executives under incentive plans including stock plans, and reviews all recommendations for changes in any plan which must be approved by the Board.

Nominating/Governance Committee — met three times in 2003. The members are Directors Greer (Chairman), Borden and Payne. Nominating functions include identifying individuals qualified to become board members, consistent with criteria approved by the Board, and recommending to the Board nominees for election as directors and the composition of all Committees of the Board other than the Executive and Nominating/Governance Committees. Governance functions include reviewing our corporate governance policies and practices and recommending any changes to the Board, and assisting the Board in developing standards for making determinations as to director independence. The Committee also assists the Board in conducting an annual self-evaluation of Board and Committee performance.

The Nominating/Governance Committee will consider director candidates recommended in writing by shareholders. A shareholder requesting that a recommendation be reviewed by the Committee should submit such information as the shareholder deems pertinent for service on the Board, such as age, experience and skills, and any information required to be disclosed in a proxy statement regarding the candidate. This information should be sent to: Corporate Secretary, Jefferson-Pilot Corporation, 100 N. Greene Street, Greensboro, NC 27401. It must be received more than 120 days before shareholders meet to elect directors, which is January 2, 2005 for the 2005 annual meeting.

The Nominating/Governance Committee evaluates candidates taking into account their skills and characteristics relative to the skills and characteristics of the current Board as a whole. Issues analyzed include independence, diversity, age, ability to dedicate sufficient time, energy and attention to Board duties, ability to effectively interact, and such talent, skills and expertise as are suited to the Corporation’s and the Board’s needs at any given time.

The Committee’s process for identifying director candidates has been to discuss with the full Board the skills and characteristics desired, as described above, and to solicit directors’ recommendations for possible candidates.

How are directors compensated?

Cash. Directors who are not our employees receive an annual retainer of $40,000, and a meeting fee of $2,000 for each Board meeting and $1,000 for each Committee meeting they attend. The Committee meeting fee is $500 for a Committee meeting held in connection with a Board meeting. Our Lead Director and

Committee chairpersons receive an additional annual retainer of $10,000. Our directors do not receive fees for the execution of written consents in lieu of Board or Committee meetings. We reimburse directors for travel, lodging and meal expenses when they travel to meetings.

Our directors may elect to defer receipt of some or all cash directors’ fees. Deferred accounts are credited, at the director’s election, with either phantom units for our common stock, or with interest at rates representative of market rates. Deferred accounts are unfunded and are paid out in shares of common stock, or cash for the interest rate option, in up to ten annual installments after the director leaves the Board. A grantor trust buys in the open market and holds JP common stock equal to the phantom units in deferred fee accounts.

Stock Options. Our non-employee directors receive non-discretionary stock option awards, each exercisable at the fair market value of JP common stock on the award date. All directors receive an annual option award for 7,500 shares on the first regular quarterly Board meeting date in each year. A new director immediately receives an option to purchase shares having a face value of $175,000. The first annual option then is prorated for months served by a new director. The prior stock option plan has expired and the Board has adopted a comparable Non-Employee Directors’ Stock Option Plan which, if approved by shareholders, will expire on March 31, 2008.

Stock Ownership

What is the stock ownership of our directors and executive officers?

	Shares Beneficially Owned
Name	on March 1, 2004(1)(2)

Directors:
Edwin B. Borden	111,217
William H. Cunningham	94,214
Dennis R. Glass	667,056
Robert G. Greer	80,192
George W. Henderson, III	58,394
Elizabeth Valk Long	13,571
E. S. Melvin	107,233	(3)
William Porter Payne	94,387
Patrick S. Pittard	64,639
Donald S. Russell, Jr.	79,261
David A. Stonecipher	3,133,174	(3)
Other officers named in compensation table:
Theresa M. Stone	276,079
Robert D. Bates	195,576
Directors and executive officers as a group (16 persons)	5,259,349

(1)	The individuals have sole voting and investment power over the shares, except: Mr. Melvin: 258 shares are held by his wife; and Mr. Stonecipher: 19,500 shares are held by his wife. These directors have no authority to vote these shares. The shares reported include shares held for each officer under our 401(k) plan, share equivalent units under the directors’ fee deferral plan as follows: Mr. Borden, 7,246 shares; Mr. Cunningham, 6,660 shares; Mr. Henderson, 12,626 shares: Ms. Long, 2,631 shares; Mr. Melvin, 13,847 shares; Mr. Payne, 5,622 shares; and Mr. Pittard, 6,973 shares; and the following shares which the individuals had the right to acquire within 60 days through the exercise of options: employee plan: Mr. Stonecipher, 2,883,750; Mr. Glass, 620,831; Ms. Stone, 262,498; and Mr. Bates, 159,326; non-employee director plan: Messrs. Cunningham and Payne, 77,154 each; Mr. Greer, 71,154 shares; Messrs. Borden, Melvin and Russell, 60,279 shares; Mr. Pittard, 54,375; Mr. Henderson, 45,093 shares; and Ms. Long, 9,940 shares; and the group (both option plans), 4,716,902.
(2)	None of the individuals reported beneficial ownership of more than 1% of the total shares outstanding, except that including exercisable options Mr. Stonecipher is deemed to beneficially own 2.2%. The beneficial ownership for the group including exercisable options is 3.6% of the total shares outstanding.

(3)	Mr. Melvin also reported that the Foundation of which he is President and Chief Executive Officer owns 1,009,768 shares (0.7%). Mr. Stonecipher also reported that a private (family) charitable foundation for which he is the investment manager owns 10,000 shares. Messrs. Melvin and Stonecipher respectively have no economic interest in these shares and disclaim beneficial ownership of these shares.

Our Board of Directors has adopted stock ownership guidelines for certain senior officers and also for non-employee directors. They are described on page 10.

The following table shows the only two shareholders who reported to the Securities and Exchange Commission beneficial ownership of more than 5% of our common stock as of December 31, 2003.

Name and Address	Number of	Percent of
of Beneficial Owner	Shares Owned	Class Owned

Capital Research and Management Company	10,600,000	7.5%
333 South Hope Street Los Angeles, CA 90071

AXA Financial, Inc.	8,207,923	5.8%
1290 Avenue of the Americas New York, New York 10104

Capital Research and Management is a registered investment adviser to the American Funds Group of mutual funds and reported that it has no power to vote these shares, but sole power to dispose of the shares. It disclaimed beneficial ownership of these shares.

AXA reported that a majority of these shares were held by third party client accounts managed by Alliance Capital Management L.P. as investment adviser. AXA reported sole voting power over 4,151,667 shares, shared voting power over 560,670 shares, sole power to dispose of 8,200,523 shares and shared power to dispose of 7,400 shares. AXA reported that its filing is not to be construed as an admission of beneficial ownership.

Section 16(a) beneficial ownership reporting compliance.

Jefferson Pilot believes that all of our executive officers and directors complied for 2003 with all applicable stock ownership reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, except that for Mr. Stonecipher one report of an option exercise not involving any market sale of shares was filed a few days late, and for Mr. Glass the report of his November option grant was not filed until after his CEO employment agreement was formalized.

Executive Compensation

Compensation Committee Report on Executive Compensation

What are the principles of Jefferson Pilot’s executive pay program?

Our executive compensation program is based on guiding principles designed to align compensation with Jefferson Pilot Financial’s mission, business strategy and values. Building on this foundation, our executive compensation program is designed to retain and motivate the executive talent needed to maximize our return to shareholders. The program:

•	provides base compensation levels that are competitive with that provided in the various markets in which we compete for executive talent;

•	rewards executives for the achievement of specific corporate and unit earnings goals, as well as market related goals necessary to build shareholder value over the long term; and

•	creates earned share ownership opportunities to link executive and shareholder interests with a focus on maximizing long term shareholder value.

The Compensation Committee considers each of these principles, which are described in greater detail below, as it implements the program.

How are competitive compensation levels determined?

The Committee establishes total compensation (base salary and incentive) targets for executives for expected levels of performance. We use published survey materials, proxy statement analyses and counsel with consultants to establish target compensation levels, including incentive compensation. Companies listed as the “Similarly Diversified Companies” in the Performance Graph are included in the compensation survey data, as are other companies. We use broad financial services and insurance industry surveys among others to determine competitive data, since executives may be recruited from or attracted to companies other than those included in the Graph. In general, we target total compensation at the second quartile (the 50 to 75 percent range) of the relevant marketplace for each executive’s area of responsibility, such as life insurance or broadcasting. Actual total compensation reflects performance results, and for 2003 for most of the Named Officers, including Mr. Stonecipher, fell within the second quartile of the relevant marketplace.

How are incentive and reward built into the compensation program?

We must achieve both the short and long term goals described below for our executives to earn competitive total compensation. Depending on position, between 50 and 75 percent of each executive officer’s total targeted compensation is based upon performance. Performance related elements include annual bonus, as well as two forms of long term incentives under the Long Term Stock Incentive Plan: long term incentive compensation plan (LTIP) payouts, and stock options. This LTIP was designed in combination with the expected value of stock option grants so as to make available competitive and performance-related long term incentive opportunities.

Annual Bonus. Our annual incentive compensation (bonus) plan is keyed to competitive annual incentive norms. Payments are based on the achievement of short term goals consisting of total reportable segment results (operating earnings) targets set for Jefferson Pilot and each line of business. Additional short term goals such as sales, growth in business and budget effectiveness may also affect a specific executive’s incentive award. We develop the short term goals early in each year based on our annual budgets and operating plans. The weights accorded to the goals vary depending on the executive’s position.

Actual 2003 performance resulted in annual bonuses for the Named Officers varying from 54% to 198% of salary. For most executive officers and other officers, except in our Benefit Partners Unit, bonuses were above last year’s bonuses, reflecting improved earnings performance.

LTIP. Our LTIP payouts are based on cumulative growth in operating earnings per share (EPS). Participants are eligible for a payment each year, contingent upon our achieving specified levels of compound growth rate in our cumulative operating earnings per share (CGR) during the prior three years. Payouts are expressed as a percentage (which varies according to the participant and the level of CGR achieved) of each participant’s salary during the last year of the three year measurement period. No LTIP payments will be made if the CGR is less than 50% of the targeted CGR. Payouts for our Chief Executive Officer are based on a percentage that is 33% greater than the percentage for other LTIP participants due to differences in competitive practice for the Chief Executive Officer position versus that for other executive officers. We provide further details on LTIP with the Long Term Incentive Plans table on page 13.

Stock Options. We make stock option awards in amounts that, when combined with long term incentives under the LTIP program, are designed to provide total long term incentive compensation opportunity that is competitive with other large insurance companies, based on data from industry surveys. Actual gains from stock options depend upon stock price increases from the fair market value at the time of grant. Our Compensation Committee does not consider levels of share ownership or past option grants in making current stock option awards as it desires to continually reinforce the goal of long term stock price improvement.

We granted some stock options to executive officers in connection with employment agreements.

Special Incentive Award. In February 2004 the Committee reviewed performance against the strategic goal related to deployment of capital as established for the Special Incentive Award originally granted to selected senior officers in February 2001 and 2002. The Committee determined that the goal had been partially achieved, and approved vesting of one third of the stock option shares and payment of one third of the cash awards related to this goal. The other two thirds of the option shares and potential cash awards were forfeited.

Are these plans designed to build equity ownership?

We expect sustained ownership of Jefferson Pilot stock by our executives upon shares being earned through performance. Half of the LTIP value earned is delivered in common shares. In the recent payout based on the three year CGR through 2003, an aggregate of 8,784 shares were delivered to six executive officers. We further strengthen the direct link between shareholders and executives by using stock options as an important incentive vehicle.

Does Jefferson Pilot have stock ownership guidelines?

Upon recommendation of our Committee, the Board of Directors has adopted stock ownership guidelines for executive officers and certain other senior officers, and for non-employee directors. The individuals have five years to achieve guideline ownership after assuming the particular position, but for longer service executives or directors the transition period is two years from the February 2003 adoption of the guidelines. We count Jefferson Pilot common stock ownership including shares in our 401K plan and phantom stock units in our directors’ deferred fee plan, and 30% of the spread on their exercisable stock options. The guidelines specify officer ownership equal in value to a multiple of base salary, as follows:

Title	Multiple of Salary

Chairman of the Board, and Chief Executive Officer	5 times
Other Senior Officers
Salary above $450,000	2 times
Salary above $300,000	1 times

For non-employee directors the guidelines specify ownership equal in value to 5 times the annual Board retainer fee.

Our covered officers and all directors have exceeded their share ownership guidelines except for two executives newer in their positions and our newest director.

What was the Chief Executive Officer’s compensation for 2003?

Mr. Stonecipher’s salary for 2003 was not increased over his 2002 salary. Mr. Stonecipher’s bonus for 2003 was determined based on growth in overall operating EPS and the Committee also awarded him an additional discretionary amount in recognition of his exemplary performance. In addition, Mr. Stonecipher participated in LTIP and received a payout in early 2004 based on achievement of adjusted CGR below the LTIP target over the three-year period 2001-2003. In February 2003 he received a stock option to purchase 250,000 shares at the fair market value on the award date, which is fully vested and exercisable under his employment agreement. In February 2004 he also received a cash payout of $370,400 under the Special Incentive Award that was subject to performance vesting as described in note 2 on page 11, and another one sixth of his stock option included in that Award became vested and exercisable and one third was forfeited.

Is all compensation tax deductible?

The Compensation Committee has taken steps to minimize any compensation that would be non-deductible under Section 162(m) of the Internal Revenue Code. In the event that any material amount might potentially not be deductible under Section 162(m), the Committee will consider what actions, if any, should be taken to seek to make such compensation deductible without compromising its ability to motivate and reward excellent performance.

Compensation Committee

E. S. Melvin (Chairman)
William C. Cunningham
Patrick S. Pittard

This table summarizes compensation for our chief executive officer and for the four other executive officers who were the highest paid for 2003 (Named Officers).

Summary Compensation Table

				Long Term
				Compensation(2)

				Awards(1)		Payouts

		Annual Compensation		Securities		LTIP		All Other
				Underlying		Payouts		Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)		($)(3)		($)(4)

David A. Stonecipher	2003	1,134,658	2,250,000	250,000		717,605	(3)	6,600
Chairman of the Board; also	2002	1,134,658	669,448	250,000		1,441,416	(3)	3,078
Chief Executive Officer through	2001	1,112,410	1,500,000	510,000	(2)	513,933		4,250
February 2004

Dennis R. Glass	2003	612,000	650,000	200,000		306,954	(3)	6,400
Chief Executive Officer since	2002	596,635	270,000	100,000		623,621	(3)	3,028
March 1, 2004; also President	2001	510,096	525,000	222,500	(2)	173,250		4,300
since November 2001

Kenneth C. Mlekush	2003	612,000	500,000	100,000		216,354	(3)	3,560
Vice Chairman through February	2002	600,000	180,000	100,000		995,400	(3)	3,000
2004 from November 2001	2001	570,000	625,000	225,000	(2)	197,505		3,417

Theresa M. Stone	2003	475,000	432,000	50,000		318,813	(3)	6,590
Executive Vice President;	2002	459,999	349,278	85,000	(2)	133,860		8,000
Chief Financial Officer and	2001	426,377	150,000	62,500		145,530		1,870
Treasurer since November 2001;
President of Jefferson-Pilot
Communications Company

Robert D. Bates	2003	465,000	250,000	—		106,718		4,660
Executive Vice President	2002	455,000	455,000	150,000		—		5,140
	2001	432,520	432,520	15,037		—		11,016

(1)	None of the Named Officers has been granted any stock appreciation rights or restricted stock awards.
(2)	In February 2001 (2002 for Ms. Stone) our Compensation Committee approved a Special Incentive Award consisting of a stock option and an additional cash bonus opportunity based on a multiple of 2001 base salary (1.5 to 2.0 times salary for the four Named Officers who received the awards), with any vesting of the option and payment of any additional bonus to be determined in the sole discretion of the Compensation Committee based on strategic goals related to business growth and deployment of capital over several years.
(3)	We made payouts of ongoing LTIP 50% in shares of our common stock and 50% in cash. Long term compensation awards include the stock option included in the Special Incentive Award described in note 2 above, and payouts include cash paid in February 2003 and February 2004 when the Compensation Committee determined the performance through 2002 or 2003 against the respective goals for these Awards.
(4)	Consists of Company matching and gain sharing contributions to the 401(k) plan, and a portion of the match or gain sharing paid in cash.

Long Term Stock Incentive Plan

This plan, which as last amended was approved by our shareholders in 1999, provides long term incentives, based on Jefferson Pilot common stock and on growth in operating earnings per share, to employees who may influence our long term performance. Key features of the plan include stock options and long term incentive awards (LTIP). The option price may not be less than 100% of the stock’s fair market value on the award date. The table shows options our Compensation Committee awarded in 2003 to the Named Officers.

The price of our common stock must go up in order for optionees to realize any gain. As the stock price increases, all shareholders benefit proportionately.

Option Grants During 2003

	Number of	Percent of Total
	Securities	Options			Grant Date
	Underlying	Granted to			Present Value
	Options	Employees	Exercise	Expiration	(Black-Scholes)
Name	Granted(#)	in 2003	Price($)	Date	($)(1)

David A. Stonecipher	250,000	19.1%	37.71	2/9/13	2,152,500
Dennis R. Glass	100,000	7.6%	37.71	2/9/13	977,000
	100,000	7.6%	48.27	11/24/13	1,198,000
Kenneth C. Mlekush	100,000	7.6%	37.71	2/9/13	829,000
Theresa M. Stone	50,000	3.8%	37.71	2/9/13	488,500
Robert D. Bates	—	—	—	—	—

(1)	We estimated the present values using the Black-Scholes pricing model. We used the following assumptions and data: options are exercised at the end of their ten year term or earlier expiration following retirement; interest rates are based on U.S. Treasury Strips available on the grant date and maturing when the option expires; volatility is based on the average month-end closing market prices for a period through January 2003 equal to the expected life of the option; and our annual dividend yield as of the grant date. The actual value an officer receives from a stock option depends on future market conditions. It may be more or less than the present value shown. The options generally vest and become exercisable in one third increments over three years, or earlier upon death, disability, retirement, satisfaction of the terms of an employment agreement, or a change in control. Vesting for Mr. Stonecipher is discussed on page 14. Option holders may use JP shares they own for a minimum period to pay the exercise price and may have shares withheld to cover required withholding taxes.

The following table shows stock option exercises during 2003 and the year-end value of unexercised options.

Aggregated Option Exercises in 2003

and December 31, 2003 Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at 12-31-03(#)		at 12-31-03($)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

David A. Stonecipher	252,750	7,405,060	2,608,500	105,000	38,315,160	430,847
Dennis R. Glass	51,562	1,346,464	511,665	355,834	7,546,875	2,127,326
Kenneth C. Mlekush	449,062	9,070,761	257,333	227,667	1,037,272	1,734,969
Theresa M. Stone	—	—	204,999	142,501	1,990,378	956,846
Robert D. Bates	—	—	159,326	—	612,856	—

The following table and notes provide information with respect to LTIP.

Long Term Incentive Plans

Estimated Future Payouts
		Performance	Under Non-Stock-
		or Other	Price-Based Plans
	Number of Shares,	Period Until
	Units or Other	Maturation or	Threshold	Target	Maximum
Name	Rights(#)(1)	Payout(2)	($)(3)	($)(3)	($)(3)

David A. Stonecipher	—	2003-2005	—	—	—
Kenneth C. Mlekush	—	2003-2005	—	—	—
Dennis R. Glass	—	2003-2005	185,000	370,000	555,000
Theresa M. Stone	—	2003-2005	73,601	147,203	220,804
Robert D. Bates	—	2003-2005	71,145	142,290	213,435

(1)	LTIP does not provide for awards of shares, units or other rights representing the right to receive compensation. LTIP provides for payouts based on the compound growth rate (CGR) in cumulative operating earnings per share during the three year measurement period. Payouts, if any, are in a 50/50 ratio of cash and JP common stock valued at the fair market value on the payment date.
(2)	Table amounts reflect current (2004) annual salary. Actual payments, if any, in February 2006 will be calculated as a percentage (which varies according to the participant and the level of CGR achieved) of salary during the last year in the period.
(3)	Payouts are contingent upon achieving specified levels of CGR, and service to the end of the three year measurement period. The target amount will be payable if the targeted CGR is achieved. The threshold amount will be payable if 50% of the targeted CGR is achieved; below 50% no payout will be made. The maximum amount will be payable if 150% or more of the targeted CGR is achieved. Messrs. Stonecipher and Mlekush received their last payouts in February 2004.

Retirement Plans

We provide executive retirement benefits under a tax qualified plan, a nonqualified ERISA excess plan and a nonqualified supplemental benefit plan. The table includes benefits under all these plans.

Pension Plan Table

	Years of Service

			20 Years
Final Average Earnings	10 Years	15 Years	or More

$ 600,000	$150,000	$225,000	$300,000
$ 900,000	$225,000	$337,500	$450,000
$1,200,000	$300,000	$450,000	$600,000
$1,800,000	$450,000	$675,000	$900,000
$2,700,000	$675,000	$1,012,500	$1,350,000

The table shows straight life annuity benefits payable annually upon normal retirement at age 65 on January 1, 2004. Benefits are not subject to offset for Social Security payments, but are reduced for early retirement.

For purposes of this table, covered compensation consists of the amounts disclosed in the Summary Compensation Table as salary and bonus. The current years of service are: Mr. Stonecipher, 11 years; Mr. Glass, 10 years; and Ms. Stone, 7 years. Under a special provision, Mr. Mlekush’s annual benefit is $454,189. Mr. Bates participates in the qualified and excess plans with service from January 2002 and in the nonqualified supplemental plan with service from January 2003. Mr. Stonecipher is entitled to additional retirement benefits under his employment agreement.

What has been our shareholder return?

The graph shows the total shareholder return (stock price appreciation plus reinvested dividends) for Jefferson Pilot’s common stock compared to three indexes: the Standard & Poor’s 500 Stock Index, our old

Custom Composite Index of certain other similarly diversified life insurance companies, and the S&P Life & Health Insurance Index. The graph assumes that you invested $100 in each on December 31, 1998.

Comparison of Five Year Cumulative Total Return To Shareholders

	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03

Jefferson-Pilot Corporation	$100	$93	$104	$99	$84	$114
S&P 500®	$100	$121	$110	$97	$76	$97
S&P Life & Health Insurance	$100	$86	$98	$90	$76	$96
Old Custom Composite Index (10 stocks)	$100	$87	$115	$119	$94	$117

The Custom Composite Index (shown for the last year) consists of American General Corporation (through 2Q01), American National Life Insurance Company, Hartford Life Inc. (Class A) (through 1Q00), Lincoln National Corporation, MONY Group Inc. (since 1Q99), Nationwide Financial Services Inc. (Class A), Protective Life Corporation, The Provident Companies Inc. (Class B Common) (through 2Q99), ReliaStar Financial Corp. (through 2Q00), and Torchmark Corporation. American General, Hartford, Provident and ReliaStar are no longer publicly traded and are included in this Index through the end of the last full quarter of trading. Each company is weighted according to its respective stock market capitalization at the beginning of each calendar quarter included in the graph or the calendar quarter indicated above.

Do the Named Officers have employment contracts?

Mr. Stonecipher became our Chief Executive Officer in 1993. Under his latest employment agreement, signed in December 2002 and effective through March 31, 2005, his base salary, annual bonus, LTIP and annual stock option grants were to continue at 2001 value levels adjusted as appropriate for target performance. Under the agreement, all discretionary awards of options granted after 2002 become fully vested and exercisable upon grant. Effective March 1, 2004 when he stepped out of his role as Chief Executive Officer, his salary was reduced to $800,000 and he no longer is eligible for LTIP payouts.

Mr. Stonecipher, currently age 62, is entitled to an annual retirement benefit at age 65 equal to 67% (reduced if he leaves earlier) of the average annual base salary and annual bonus for the highest three of his last six years of employment. This will be reduced by other retirement benefits he receives from his former employer. If he dies during employment, a death benefit is payable equal to the present value of his accrued retirement benefits. He may elect that all or part of these retirement benefits and/or death benefit be paid as a single life annuity, as a lump sum and/or as payments in installments tracking the value of an S&P 500 Index Fund and/or the Vanguard Windsor II Fund.

If we terminate Mr. Stonecipher’s employment other than for good cause or if he resigns for good reason including following a change in control, he will: (1) receive a lump sum payment equal to (a) the base annual salary, and (b) 50% of the maximum bonus, that he would have received until the agreement’s end; and (2) be eligible for immediate retirement with benefits computed as if his employment had continued through the agreement’s end. If we terminate his employment for good cause or if he resigns following a demotion for good cause, items 1(a) and 2 above will apply.

In late 2003 Mr. Glass signed an employment agreement through March 1, 2007 providing for a base salary of $925,000 in 2004, and annual bonus and LTIP at the CEO level commencing with the February 2005 payouts. He also was granted stock options for 100,000 shares on our normal option terms.

If we terminate Mr. Glass’s employment other than for good cause or if he resigns for good reason including following a change in control, he will receive a lump sum payment equal to the base annual salary and 50% of the maximum bonus and LTIP payments that he would have received until March 1, 2007, and will be eligible for immediate retirement with benefits computed as if his employment had continued until March 1, 2007.

For retirement on or after March 1, 2007, Mr. Glass will be entitled to retirement benefits according to the table on page 13. If he dies during employment after March 1, 2007, a survivor annuity is payable to his spouse as if he had retired and elected a joint and 50% survivor annuity.

These agreements provide that each of Mr. Stonecipher and Mr. Glass are entitled to life and disability insurance benefits at the levels currently provided by JP and are entitled to a company paid car and initiation fees and dues for business and social clubs reasonably acceptable to JP. They and other executive officers also have access to corporate aircraft for personal use within specified limits, with imputation of taxable income for such use.

Executive Change in Control Severance Plan. We have established a Plan providing for the payment of severance benefits to the Named Officers and certain other officers following a Change in Control as defined in the Plan. This would apply in the event of certain qualifying terminations of employment in connection with or within two years after the Change in Control. Terminations that will qualify for severance payments include a termination by us without “Cause” and a termination by the officer with “Good Reason” (as those terms are defined in the Plan). Good Reason includes significant reductions in aggregate compensation and benefits.

If a qualifying termination occurs, the Plan provides for lump sum severance payments equal to two or three, as specified for each Named Officer, times the sum of the officer’s annual base salary, annual bonus and, if eligible, LTIP. For other officers, the Plan provides for two or one years’ compensation and benefits. An additional amount also would be paid to cover any applicable excise tax on all benefits received as the result of a Change in Control (whether or not under the Plan) and any income or employment taxes imposed on this excise tax payment, so that the net amount retained by the officer would equal the amount he or she would have received absent any such excise tax. The Plan also provides for certain other benefits including continued employee benefits coverage and early vesting of executive supplemental retirement benefits for termination in connection with a change in control.

We may amend or terminate the Plan or discontinue an officer’s participation. However, we may only reduce or discontinue any officer’s coverage or potential rights under the Plan after 12 months advance notice to the officer, and we cannot diminish protection for the two years after any Change in Control.

A plan covering lower level officers provides for a lump sum severance payment equal to up to one year’s salary for any job elimination within two years after a Change in Control.

Is the Compensation Committee independent?

Directors Cunningham, Melvin and Pittard served as members of the Compensation Committee of our Board during all of 2003. None of them ever has been an officer or employee of the Corporation or any of its subsidiaries or has had any other significant relationship with Jefferson Pilot requiring disclosure under the proxy rules.

Audit Committee Report

The Audit Committee’s function is oversight only. Management is responsible for the preparation, presentation and integrity of the financial statements. Management also is responsible for maintaining appropriate accounting, financial reporting and actuarial principles and policies, as well as internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The internal auditors and the independent auditor are responsible for monitoring and evaluating the adequacy of internal controls. The independent auditor is responsible for auditing the annual financial statements and performing quarterly reviews.

In this context, the Committee has met and held discussions with management, the internal auditors and the independent auditors. Management represented to the Committee that the Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed these financial statements and the related Management’s Discussion and Analysis with management and the independent auditors. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Committee also received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors that firm’s independence from the Corporation and its management.

The Committee also preapproved the audit services and other services provided by the independent auditors for 2003. For 2003 and 2002, fees for these services were:

	2003	2002

Audit fees	$2,187,200	2,223,785
Audit related fees(1)	191,930	249,745
Tax Fees(2)	185,238	315,996
Other fees(3)	0	1,150

(1)	Audit related fees include principally audits of benefit plans, assistance with accounting standards and transactions, and financial statement reviews.

(2)	Tax fees include principally assistance with a tax credit matter, due diligence related to potential acquisitions, mutual fund tax return preparation and, in 2002, a special tax compliance project started in 2000 related to a prior acquisition and state and local tax consulting.

(3)	Other fees were for consultation on the Audit Committee Charter.

Under the preapproval policies and procedures established by the Committee, it preapproves the audit engagement and the audit and audit related services covered by the audit engagement letter. It also has preapproved a list of specified other services. Engagements of the independent auditors for any other services must be preapproved by the Committee or preapproved by its chairman and then reviewed at the next Committee meeting.

Based upon the Committee’s discussions with management and the independent auditors and the Committee’s review of the representations of management and the report of the independent auditors to the Committee, the Committee recommended to our Board of Directors that the Corporation’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Audit Committee

Donald S. Russell, Jr. (Chairman)
George W. Henderson, III
Elizabeth Valk Long

Proposal III — Ratification of Appointment of Independent Auditors

Ernst & Young LLP (E&Y) is the independent public accounting firm that audits our financial statements and those of our principal subsidiaries and their separate accounts. In accordance with standing policy, E&Y periodically changes the engagement partner and personnel who work on the audit.

E&Y as the independent auditors report directly to our Audit Committee. E&Y representatives regularly attend most Audit Committee meetings and have executive sessions with the Committee. E&Y representatives will be at the annual meeting to make a statement, if they choose, and to answer any questions you may have.

Our Audit Committee has appointed E&Y to audit the 2004 financial statements and recommends that shareholders vote for ratification of this appointment. If shareholders do not ratify, the Audit Committee will reconsider its selection. However, with or without ratification, the Audit Committee has the ultimate authority to retain and terminate the auditors.

The Board of Directors recommends a vote “FOR” ratification of the appointment of the independent auditors.

Proposal IV —	Approval of Non-Employee Directors’ Stock Option Plan

Upon recommendation of the Board’s Compensation Committee, on February 9, 2004 the Board of Directors adopted the Non-Employee Directors’ Stock Option Plan (“Plan”), subject to approval by the shareholders. The amounts of option awards and other principal terms are the same as in the earlier plan that expired in March 2003.

The Plan is designed to encourage directors to acquire increased ownership of our common stock, thereby helping to align the interests of our non-employee directors and our shareholders. It also helps to attract and retain directors who have the experience, ability and skills necessary to assist in our sustained growth.

Non-employee directors also receive cash remuneration for their services, as described under “How are Directors compensated?” on page 6.

Description of the Plan

The following summary of the Plan is qualified in its entirety by reference to the full text of the Plan which is attached as Exhibit 2.

The Plan provides for an annual award of options to purchase 7,500 shares of our common stock at the first Board meeting in February of each year from 2004 through 2008. However, the growth in face value (shares times exercise price) of the annual award is limited to a cumulative compound rate of 8% per year from the face value of the February 2004 option. Annual awards are made to each active director who is not an employee of the Corporation or any of its subsidiaries or affiliates. These awards are subject to adjustment for stock splits and other changes in stock as described below.

Each new non-employee director will receive, on joining the Board, an option for shares having a face value (shares times exercise price) of $175,000. The first annual award then will be reduced to prorated shares for the months served since election to the Board.

The option exercise price is the fair market value (our stock’s closing trading price) on the option grant date. The share purchase price must be paid in full at the time of exercise of any option. Payment may be in cash, already owned common stock or a combination of the two.

Annual awards will vest and become exercisable after one year. A new director’s initial award will vest and become exercisable in equal annual installments over three years.

The Plan will expire, unless earlier terminated, on March 31, 2008.

The exercise price for the February 9, 2004 annual option awards is $52.98, which is the fair market value of our common stock on that grant date. These options will become null and void if the Plan is not approved by shareholders.

Non-Employee Directors’ Stock Option Plan

	Number of Shares(1)

	Initial Option
	Award for	Annual
Plan Participants	New Director	Option Award

Executive officers and other employees	0	0
Each non-employee director	3,211 (2)	7,500
Non-employee directors as a group (currently nine persons)	N/A	67,500

(1)	Number of shares of common stock that can be purchased under each initial or annual option.

(2)	As of March 8, 2004, calculated using the closing stock price.

As of March 8, 2004, the fair market value of our common stock, par value $1.25, was $54.49.

All options will expire 10 years after the date of grant, unless earlier terminated. If a director terminates service on the Board due to death, disability, departure from the Board pursuant to Board policy or a change in control, previously granted options will vest immediately. If a director terminates service on the Board for any other reason, any unvested options are forfeited. All options must be exercised within five years of termination of Board service, and in any event within the original 10 year option term. Options may not be transferred except by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, except that the Committee may permit limited transfers under special circumstances.

Under the amended Plan, an aggregate of 425,000 shares of common stock are reserved for Plan purposes, including 357,500 shares available for future awards after the February 9, 2004 options. Shares issued under the Plan are authorized but unissued shares. Shares covered by options that terminate unexercised, and any shares tendered to pay for an option or withheld for taxes, will be available for future option grants.

The number and kind of shares reserved for the Plan, all future awards and outstanding options, and the exercise price of outstanding options will be adjusted for any change in outstanding shares due to any stock split or stock dividend, recapitalization, merger or other relevant corporate change.

The Plan is administered by a Committee appointed by the Board and consisting of persons not eligible to participate in the Plan. The present members of the Committee are Messrs. Stonecipher and Glass and Hoyt J. Phillips, our Senior Vice President, Human Resources. However, the Committee has no discretion as to selection of directors to receive options, the number of shares covered by the Plan or any option, the purchase price for options or any repricing of options.

Our Board of Directors may amend or terminate the Plan at any time. However, it may not revoke or alter the terms of any outstanding option without the optionee’s consent. In addition, shareholder approval may be required by applicable law or listing standards and is required for any amendment that would extend the Plan’s duration, reduce the option price below fair market value, or increase the shares reserved for the Plan.

New accounting rules may be adopted that, effective in 2005, would require a charge to expense for option grants to non-employee directors. If so, the Black-Scholes value at grant likely would be recorded along with an appropriate tax deduction provision. Application of these rules to the February 2004 options for 67,500 shares would have resulted in after tax expense of approximately $513,000, ratably over the one year vesting period.

Certain Federal income tax consequences

All options are non-qualified options. The grant of an option has no tax consequences for the Corporation or the director. Upon exercise of an option, the Corporation receives a deduction and the director realizes ordinary income, equal to the difference between the option price and the fair market value of the shares on the exercise date.

The Board of Directors recommends a vote “FOR” approval of the Non-Employee Directors’ Stock Option Plan.

Approval of the Plan requires the affirmative vote of a majority of the votes cast on this proposal at the meeting. Broker discretionary voting is not permitted.

Equity Compensation Plan Information

This table provides information as of December 31, 2003 about shares of our common stock that may be issued under our equity compensation plans.

			Number of Shares Remaining
	Number of Shares to be	Weighted Average	Available for Future Issuance
	Issued Upon Exercise	Exercise Price of	Under Equity Compensation Plans
Plan Category	of Outstanding Options	Outstanding Options	Excluding Shares in Column (a)

	(a)	(b)	(c)
Equity compensation plans approved by shareholders(1)	9,657,303	$38.80	3,295,229 (2)
Equity compensation plans not approved by shareholders(3)	0	0	0

(1)	Option shares in column (a) approximated 6.9% of outstanding shares, and available shares in column (c) approximated 2.3% of outstanding shares.

(2)	All of these shares are available for future awards under the Long Term Stock Incentive Plan (LTS). The LTS permits awards other than options, such as restricted stock up to 10% of the shares reserved, and our LTIP payouts as described earlier are made 50% in common shares from the LTS shares shown in column (c). The 425,000 shares reserved for the Non-Employee Directors’ Stock Option Plan upon its adoption on February 9, 2004 are not included in these yearend figures.

(3)	Our directors’ fee deferral plan is not an equity compensation plan because it is voluntary, there is no share reserve, overhang or dilution and fee deferrals are promptly used by the grantor trust to buy shares in the open market for later payout after directors leave the Board as described on page 7.

Other Information

Does Jefferson Pilot have any corporate governance policies?

Our Statement of Principles with respect to certain Corporate Governance Matters was ratified by shareholders in 1993.

We have been reviewing these Principles and our other corporate governance policies and practices, and with Board approval we are implementing some changes even before we complete our revision of the Principles. The Principles and other governance information are included in the Investor Relations section on our Website, www.jpfinancial.com, and you can request a copy from our corporate secretary.

Jefferson Pilot has complied with the Principles in all material respects. We have not modified, amended or waived the Principles in any respect since 1997, except that our Board has amended our By-laws to conform to our current policy of an entirely independent Nominating/ Governance Committee, and to permit only three members of that Committee, thus waiving the Principles’ minimum of five members (the Principles permitted one insider).

When are shareholder proposals due for the 2005 annual meeting?

Any shareholder proposals to be included in our proxy statement for our May 2, 2005 annual meeting must be received by our corporate secretary by November 26, 2004.

Our Articles of Incorporation and/or By-Laws also require advance notice for any director nominations or any resolutions to be presented at a shareholders’ meeting. Any shareholder entitled to vote at an annual meeting may nominate at the meeting one or more persons for election as directors, but only if written notice of the intent to make the nomination has been given to our corporate secretary at least 90 days before the meeting, which is February 1, 2005 for the 2005 annual meeting. Similar 90 day advance written notice to our secretary is required for any resolution to be presented at the meeting.

By order of the Board of Directors

Robert A. Reed

Vice President and Secretary

EXHIBIT 1

JEFFERSON-PILOT CORPORATION

AUDIT COMMITTEE CHARTER

The Audit Committee assists the Board of Directors in oversight of (1) the integrity of the Corporation’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Corporation’s internal audit function and independent auditor, and (4) the Corporation’s compliance with legal and regulatory requirements.

The Committee must have at least 3 members. Members must meet the independence and experience requirements of the New York Stock Exchange, Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and any other applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) or other requirements, as determined in the business judgment of the Board. Committee members shall not simultaneously serve on the audit committees of more than two other public companies, except as otherwise determined by the Board. The Board appoints the Committee members and chairperson on the recommendation of the Nominating/ Governance Committee. The Board may remove the chairperson or any member.

The Audit Committee’s function is oversight only. Management is responsible for the preparation, presentation and integrity of the financial statements. Management also is responsible for maintaining appropriate accounting, financial reporting and actuarial principles and policies, as well as internal controls and procedures, including disclosure controls and procedures, designed to assure compliance with accounting standards and applicable laws and regulations. The internal auditors and the independent auditor are responsible for periodically reviewing and evaluating the adequacy of internal controls. The independent auditor is responsible for auditing the annual financial statements and performing quarterly reviews.

Committee members are not expected to be experts in auditing, actuarial or investment matters, nor shall any member have a higher degree of individual responsibility or obligation because of his or her background, financial expertise or service on any other audit committee, or be deemed an “expert” for purposes of Section 11 of the Securities Act of 1933. Any “audit committee financial expert” on the Committee shall serve as a resource for the Committee as a whole in carrying out its oversight responsibilities.

The independent auditor shall report directly to the Committee. The Committee has the ultimate authority and responsibility for the appointment, compensation, retention and oversight of the work of the independent auditor.

The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority, if the Committee should deem it necessary, to retain special legal, accounting or other advisers to advise the Committee. The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor and any advisers retained by the Committee, and for ordinary administrative expenses of the Committee. The Committee may request any officer or employee of the Corporation or the Corporation’s counsel or independent auditor to meet with the Committee or any members of or advisers to the Committee.

With its oversight role, the Committee has no responsibility to plan or conduct audits or to determine that the financial statements and disclosures are complete and accurate or that they are in accordance with generally accepted accounting principles and applicable rules and regulations. The Committee also has no responsibility to conduct investigations, or to assure compliance with laws and regulations and the Corporation’s Compliance Policy.

The Committee may, in its discretion, form and delegate authority to one or more subcommittees consisting of one or more members of the Committee.

The Audit Committee shall:

1.	Discuss with management and the independent auditors the annual audited financial statements and the disclosures made in management’s discussion and analysis, and any annual assessment of internal controls over financial reporting that is required in the Form 10-K, and recommend to the Board whether the audited financial statements should be included in the Form 10-K.

2.	Discuss with management and the independent auditor analyses prepared by management and/or the independent auditor setting forth any significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements, and major issues regarding accounting principles and financial statement presentations, including any significant changes in the selection or application of accounting principles, any major issues as to the adequacy of internal controls and any special audit steps adopted in light of material control deficiencies.

3.	Meet with the independent auditor before the annual audit to review the planning and staffing of the audit.

4.	Discuss the results of the audit with the independent auditor, and the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

5.	Review at least annually a report from the independent auditor regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (c) (to assess the auditor’s independence) all relationships between the independent auditor and the Corporation. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditors. Review and evaluate the lead audit partner, and ensure the required rotation of the lead partner and other partners involved in the audit. Present its conclusions with respect to the independent auditor to the Board.

6.	Discuss any reports from the independent auditor on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management such as any management letter or schedule of unadjusted differences.

7.	Discuss with the independent auditor and management any significant issues raised by either of them concerning the financial statements and the auditor’s interim review or audit progress to date, before the release of earnings.

8.	Discuss with management and the independent auditor the quarterly financial statements and the disclosures made in management’s discussion and analysis, including the results of the independent auditor’s review of the quarterly financial statements, before the filing of the Form 10-Q.

9.	Discuss with management the earnings press releases, including any use of “pro forma” or “adjusted” non-GAAP information, as well as any financial information and earnings guidance provided to analysts and rating agencies. This discussion may be done generally, by discussing the types of information to be disclosed and the types of presentations to be made.

10.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as any off-balance sheet structures, on the financial statements.

11.	Review management’s conclusions with respect to the effectiveness of the Corporation’s internal controls over financial reporting, including any significant deficiencies in the design or operation of, or any material weaknesses in, such controls and any fraud involving management or other employees who have a significant role in such controls.

12.	Discuss at least annually with management the major financial risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is undertaken.

13.	Evaluate the independent auditor and reappoint or, if so determined by the Committee, replace the independent auditor.

14.	Preapprove all auditing services and permitted non-audit services to be performed by the independent auditor. Any preapprovals of audit and permitted non-audit services between regular Committee meetings pursuant to authority delegated to a Committee member shall be reported to the Committee at its next meeting.

15.	Establish clear policies for the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Corporation’s financial statements.

16.	Review at least annually the internal audit department responsibilities, staffing and budget, and discuss with management any replacement of the senior internal auditing executive.

17.	Review periodically with management and the internal auditors the summaries of the significant reports to management prepared by the internal auditors and management’s responses.

18.	Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditors or the independent auditor.

19.	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

20.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies, and any published reports, which raise material issues regarding the financial statements or accounting policies.

21.	Discuss with the General Counsel legal matters that may have a material impact on the financial statements or the Corporation’s compliance policies.

22.	Discuss at least annually with management and the senior internal auditing executive the Corporation’s policies and procedures for compliance with applicable laws and regulations, including the Corporation’s Compliance Policy and Business Conduct Guidebooks or codes of ethics, including any separate code of ethics for the CEO and senior financial officers or for the directors, and the monitoring of such compliance.

23.	Prepare any report of the Committee required to be included in the annual proxy statement or elsewhere under SEC rules.

24.	Meet periodically with management, the senior internal auditing executive and the independent auditor in separate executive sessions.

25.	Review and reassess annually the adequacy of this Charter, and recommend any changes to the Board.

26.	Conduct an annual performance evaluation of the Committee, and report the results of such evaluation to the Board or its designees.

27.	Report to the Board at the next meeting after each Committee meeting.

28.	Perform any other duties or responsibilities delegated to the Committee from time to time by the Board.

EXHIBIT 2

JEFFERSON-PILOT CORPORATION

NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

1.	Purpose.

The Non-Employee Directors’ Stock Option Plan (the “Plan”) of Jefferson-Pilot Corporation (the “Corporation” or “JP”) is designed to encourage directors to acquire increased ownership of the Corporation’s common stock, thereby helping to align the interests of non-employee directors and the shareholders, and to assist in attracting and retaining directors who have the experience, ability and skills necessary to assist in the Corporation’s sustained growth.

2.	Effective Date.

The Plan is effective February 9, 2004, subject to the approval of the Plan by JP shareholders at the 2004 Annual Meeting of Shareholders. Awards of options under the Plan on February 9, 2004 are subject to shareholder approval of the Plan, and shall be null and void if shareholders do not approve the Plan.

3.	Administration of the Plan.

The Plan shall be administered by a committee of at least three persons appointed by the Board of Directors (the “Board”) of the Corporation (the “Committee”), who need not be directors and none of whom shall be eligible to receive options under the Plan. The Plan is intended to meet the requirements of Rule 16b-3 or any successor provision adopted under the Securities Exchange Act of 1934 (the “1934 Act”). To the extent that any questions of interpretation arise, they shall be resolved by the Committee in its sole discretion and such determination shall be final and binding upon all persons having an interest in the Plan. Any or all powers and discretion vested in the Committee under this Plan may be exercised by any one Committee member who is so authorized by the Committee. The Committee shall have no discretion with respect to designating the recipient of an option, the number of shares subject to an option, the date of award or the exercise price of an option.

4.	Participation in the Plan.

All members of the Corporation’s Board who are not as of the date of any option award employees of the Corporation or any of its subsidiaries or affiliates shall be eligible to participate in the Plan (“Eligible Non-Employee Director”).

5.	Non-Qualified Stock Options.

All options awarded under the Plan shall be non-qualified stock options covering shares of common stock of the Corporation.

6.	Terms, Conditions and Form of Options.

(a) Annual Option Awards. On the date of the first regular meeting of the Board in each calendar year from 2004 through 2008, an option to purchase 7,500 shares shall be automatically awarded to each Eligible Non-Employee Director, subject to the two next following sentences. The face value of this option award (number of shares times fair market value on the award date) to each eligible director in any year shall not exceed the face value of the February 9, 2004 option award by more than 8% per year compounded for the number of years from February 2004 to the relevant award date. The annual option award for a new director who was elected after the prior annual award date shall be prorated for the number of months served since election to the Board, and a new director elected to the Board at the February meeting in any year shall receive only the initial award described below. Each such annual option shall vest on the first anniversary of the date of award.

(b) Initial Option Award. On the date that each new Eligible Non-Employee Director joins the Board, an option shall be automatically awarded to such director covering shares having a fair market value of $175,000. Such option will vest and become exercisable in three equal annual installments commencing on the first anniversary of the date of award.

(c) Exercise Price. The exercise price per share of stock for which each option is exercisable shall be 100% of the fair market value per share on the date the option is awarded, which shall be the closing price of the stock based upon its consolidated trading as generally reported for that date. If there is no reported trading for that date, such closing price for the next preceding trading day shall be used.

(d) Term of Option. Each option shall terminate upon the expiration of ten years from the date of award, and shall be subject to earlier termination as hereinafter provided.

(e) Termination of Service. In the event of the termination of service on the Board by the holder of any option, other than by reason of retirement or other departure from the Board pursuant to Board policy, permanent disability, death or a Change in Control, the then outstanding options of such optionee shall be exercisable only to the extent that they were exercisable on the date of such termination, and any unvested options shall be forfeited. In the event of termination of Board service of an optionee by reason of retirement or other departure from the Board pursuant to Board policy, permanent disability, death or a Change in Control, each of the then outstanding options of such optionee shall immediately vest and become exercisable, provided however that no option (even though exercisable) shall be exercised within six months after the date it is awarded but that the Committee may settle such option in cash during such period following a Change in Control.

(f) Exercise After Service Terminated. An optionee shall be entitled to exercise all vested options within five years after termination of Board service, but in no event after the ten year expiration date of the option.

(g) Exercise of Options. The option price for the shares purchased shall be paid in full at the time of exercise, in cash or by the surrender of shares of common stock of the Corporation valued at their fair market value on the date of exercise, or by any combination of cash and such shares. Exercise shall be effective upon receipt by the Secretary of the Corporation of notice of such exercise accompanied by proper payment.

7. Shares of Stock Subject to the Plan.

The shares that may be purchased pursuant to options under the Plan shall not exceed an aggregate of 425,000 shares of JP common stock. Any shares subject to an option which for any reason expires or is terminated unexercised as to such shares, any previously acquired common stock that is tendered for payment for an option being exercised and any shares withheld for taxes shall again be available for issuance under the Plan, to the extent not restricted by Rule 16b-3.

8. Dilution and Other Adjustment.

In the event of any change in the outstanding shares of the Corporation’s stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares, the sale, lease or conveyance of substantially all of the assets of the Corporation or other relevant corporate change, such equitable adjustments shall be made in the Plan, in the maximum number of shares referred to in Section 7 and in the awards hereunder, including future awards under Section 6 and the exercise price of outstanding options, as the Committee determines are necessary or appropriate. In the event of any stock split or stock dividend, such adjustments shall be self-operative and shall not require any Committee action.

9.	Change in Control.

In the event of a Change in Control, all outstanding options shall become immediately exercisable and remain exercisable for the relevant period specified in Section 6(d) or 6(f). Change in Control means a change in control of JP of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A, promulgated under the Securities Exchange Act of 1934 as amended or any successor thereto (“Act”), provided that without limiting the foregoing, a change in control of JP also shall be deemed to have occurred if:

(a) Any “person” (as defined under Section 3(a)(9) of the Act)(“Person”) or “group” of persons (as provided in Rule 13d-3 under the Act) (“Group”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 or otherwise under the Act), directly or indirectly (including as provided in Rule 13d-3(d)(1) under the Act), of 20% or more of either

(i) the then outstanding shares of JP common stock (the “Outstanding Common Stock”), or

(ii) the combined voting power of the then outstanding JP voting securities entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however that for purposes of this paragraph (a), the following acquisitions shall not constitute a change in control:

(A) any acquisition directly from JP,

(B) any acquisition by JP,

(C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by JP or any corporation controlled by JP, or

(D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (c) below; or

(b) individuals who constitute the JP Board of Directors (“Board”) on February 9, 2004 (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such date whose election, or nomination for election, is at any time approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though he or she were a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office as a director occurs as a result of (i) an actual or threatened election contest with respect to the election or removal of directors, (ii) any other actual or threatened solicitation of proxies or consents by or on behalf of any Person or Group that beneficially owns 20% or more of the Outstanding Common Stock or the Outstanding Voting Securities, or (iii) any other pressure from such a Person or Group; or

(c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of JP or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination,

(i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% (40% for any Business Combination characterized by resolution of the Incumbent Board prior to its consummation as a merger of equals) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns JP or all or substantially all of JP assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be,

(ii) no person (excluding any employee benefit plan (or related trust) of JP, such corporation resulting from such Business Combination, or any corporation controlled by, controlling or under common control with either of them) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and

(iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) approval by JP shareholders of a complete liquidation or dissolution of JP; or

(e) any other event or condition specified by the Board of Directors as effectively changing control such that early vesting of all options is appropriate.

10.	Miscellaneous Provisions.

(a) Rights as Shareholder.  An optionee shall have no rights as a holder of the Corporation’s common stock with respect to options awarded hereunder, unless and until certificates for shares of such stock are issued to the optionee.

(b) Non-Transferability.  Options shall not be assignable or transferable otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and during an optionee’s lifetime shall be exercisable only by the optionee or a duly appointed guardian or legal representative of the optionee. However, the Committee may specify as to one or more optionees, that limited transfers shall be permitted because of special circumstances.

(c) Agreements or Notices.  All options awarded under the Plan shall be evidenced by agreements or notices containing such terms and conditions (not inconsistent with the Plan) as the Committee shall adopt.

(d) Government Regulations.  The Plan and the awarding and exercise of options hereunder shall be subject to all applicable Federal and state laws and all rules and regulations issued thereunder, including registration and private placement restrictions, and the Board in its discretion may, subject to the provisions of Section 12 hereof, make such changes in the Plan (except such changes which by law must be approved by the shareholders) or impose restrictions upon the exercise of options as may be required to conform the Plan to such applicable laws, rules and regulations.

(e) Costs, Expenses and Taxes.  The costs and expenses of administering the Plan shall be borne by the Corporation and not charged to any optionee. Income and other taxes assessed on the spread when an option is exercised shall be the responsibility of the person exercising the option. Should any tax withholding be required by law, such taxes may be paid through the Corporation’s withholding of shares otherwise issuable upon exercise, in accordance with procedures established by the Committee and consistent with Section 12.

(f) No Right to Continue as a Director.  Neither the Plan, nor the granting of an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Corporation will retain a director for any period of time, or at any particular rate of compensation.

11.	Amendment and Termination of the Plan.

(a) Amendment of the Plan.  The Board may amend, suspend or terminate the Plan at any time, provided, however, that without approval of the shareholders, no revision or amendment shall increase the number of shares subject to the Plan (except as provided in Section 8), extend the Plan’s duration, reduce the option price, or expand the persons eligible to receive options. Further, no amendment or termination of the Plan may alter or impair any rights or obligations of any option previously awarded without the consent of the holder of the option. The Plan provisions may not be amended more that once every six months unless such amendment may be made without adverse impact under Rule 16b-3.

(b) Termination.  The Plan (but not any options theretofore awarded) shall in any event terminate on, and no options shall be granted after, March 31, 2008.

12.	Compliance with SEC Regulations.

It is the Corporation’s intent that the Plan comply in all respects with Rule 16b-3 under the 1934 Act and any related regulations. If any provision of this Plan is later found not to be in compliance with such Rule and regulations, the provision shall be deemed null and void. All awards and exercises of options under this Plan shall be executed in accordance with the requirements of Section 16 of the 1934 Act and regulations promulgated thereunder.

13.	Governing Law.

The Plan shall be construed in accordance with and governed by the laws of the State of North Carolina, excluding any choice of law provisions which may indicate the application of the laws of another jurisdiction.

JPC-04160	03/04

2004 Annual Meeting of Shareholders
Monday, May 3, 2004 at 10:00 a.m.
At Our Offices
100 North Greene Street
Greensboro, NC 27401

INSTRUCTIONS FOR VOTING YOUR PROXY

This proxy covers all Jefferson-Pilot Corporation shares you own in any of the following ways, if the registrations are identical:

•	Shares held of record	•	Shares in our JP TeamShare Plan
•	Shares in our Dividend Reinvestment Plan	•	Shares in our Agents’ Retirement Plan

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-852-5162, 24 hours a day, 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you directed. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern time on Friday, April 30, 2004.	Visit the Internet voting website at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern time on Friday, April 30, 2004.	Simply mark, sign and date your proxy card and return it in the postage-paid envelope.

COMPANY NUMBER	CONTROL NUMBER

If you are voting by telephone or the Internet, please do not mail proxy card.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example

This proxy, when properly executed, will be voted in the manner directed below. If no direction is made, this proxy will be voted “FOR” each proposal.

Jefferson Pilot’s Board of Directors recommends a vote “FOR” each proposal listed below.

		FOR	WITHHELD			FOR	AGAINST	ABSTAIN
1.	Elect three Class III Directors:			3.	Ratify appointment of Ernst &	☐	☐	☐
	Nominees:	☐	☐		Young LLP as independent auditors.
	Dennis R. Glass, George W. Henderson, III, Patrick S. Pittard					FOR	AGAINST	ABSTAIN

				4.	Approve Non-Employee Directors’	☐	☐	☐
	FOR all listed nominees except as noted above				Stock Option Plan.
		FOR	WITHHELD
2.	Elect one Class II Director:				I plan to attend the meeting.			☐
	Nominee:	☐	☐
	Robert G. Greer				See noted comments.			☐

FOR the listed nominee except as noted above

DATE:	, 2004

SIGNATURE(S)

IMPORTANT: Please sign exactly as your name(s) appeals) hereon. If you are acting as attorney-in-fact, corporate officer or in a fiduciary capacity, please indicate the capacity in which you are signing.

JEFFERSON-PILOT CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS for the Annual Meeting of Shareholders on May 3, 2004

P R O X Y	The undersigned hereby constitute(s) and appoint(s) Dennis R. Glass, Robert A. Reed and Theresa M. Stone, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution of each, and with all the powers the undersigned would possess if personally present, to vote all shares of stock of Jefferson-Pilot Corporation the undersigned is entitled to vote at the Annual Meeting of Shareholders of Jefferson-Pilot Corporation to be held on May 3, 2004, and at any adjournment thereof, upon the matters referred to in the Notice of Meeting and Proxy Statement for the meeting and in their discretion upon such other business as may properly come before the meeting or any adjournment.

This proxy when properly executed will be voted in the manner directed, or if no choice is specified, “FOR” the proposals listed on the reverse side. Discretionary authority is hereby conferred as to all other matters that may come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH PROPOSAL.
(IMPORTANT —TO BE SIGNED AND DATED ON REVERSE SIDE)

SEE REVERSE SIDE